Exhibit 10.2 – Employment Agreement between Materials and Jeannette Benavides

EMPLOYMENT AGREEMENT FOR
Jeannette Benavides

This Employment Agreement (the "Agreement") is made and effective this NOVEMBER 1ST, 2007,

BETWEEN:	Jeannette Benavides. (the "Employee"), an individual with her main address at:

4660 West Braddock Rd
Alexandria, VA 22311

AND:	Nanotailor, Inc. (the "Company"), an entity organized and existing under the laws of the Delaware, with its head office located at:

701 Brazos, Suite 500
Austin, Texas, 78701

RECITALS

In consideration of the covenants and agreements contained herein and the moneys to be paid hereunder, the Company hereby employs the Employee and the Employee hereby agrees to perform services as requested by the Company, upon the following terms and conditions:

1.	TERM

The Company hereby employs the Employee to serve as the Director of Nanotechnology Research and to serve in such additional or different position or positions as the Company may determine in its sole discretion. This Agreement shall commence effective as of November 1st, 2007 and shall continue [Redacted] ("Employment Period"); unless terminated earlier, by Company or Employee, upon prior written notice.  Further, if a change of control (as defined herein) of the Company shall have occurred during the Employment Period, this Agreement shall continue in effect.

The effective date of this Agreement shall be the date first set forth above, and it shall continue in effect until the earlier of:

A.	The effective date of any subsequent employment agreement between the Company and the Employee; or

B.	The effective date of any termination of employment as provided elsewhere herein.

2.	DUTIES AND RESPONSIBILITIES

Employee shall report directly to the Chief Executive Officer (CEO) or other officers from time to time as requested by the CEO.

The Employee shall serve as the Director of Nanotechnology Research.  The primary role of the Employee shall be to identify and develop grants for funding innovative nanotechnology research projects in disciplines that 1) provide improvement to or development of new types of Single-Walled carbon nanotubes; 2) provide improvement to or development of applications that Nanotailor can incorporate its products within; or 3) areas of research that are of interest of the Employee that are approved in writing by the CEO. The Employee shall use at least 80% of her time to complete this primary role.

The Employee shall also provide assistance with the commercialization and scale-up of the Single-Walled carbon nanotube production process Nanotailor has licensed from NASA.  The secondary role shall encompass 20% of the Employee’s time, unless otherwise requested by the CEO.

The Employee shall also be required to perform other duties as assigned from time to time by the CEO or other officers from time-to-time as requested by the CEO.  The amount of time the Employee shall allocated to this is variable and on an as-needed and as-requested basis.

3.	LOCATION

The initial principal location at which Executive shall perform services for the Company shall be in Washington, D.C.  Relocation to Austin, TX is not necessary at this time, however the Company may periodically ask Employee to visit corporate offices in Austin, Texas for several days if needed.

4.	ACCEPTANCE OF EMPLOYMENT

Employee accepts employment with the Company upon the terms set forth above and agrees to devote all Employee ‘s time, energy and ability to the interests of the Company, and to perform Employee ‘s duties in an efficient, trustworthy and business-like manner.

5.	DEVOTION OF TIME TO EMPLOYMENT

The Employee shall devote the Employee's best efforts and substantially all of the Employee's working time to performing the duties on behalf of the Company. The Employee shall provide services during the normal business hours of the Company as determined by the Company. Reasonable amounts of time may be allotted to personal or outside business, charitable and professional activities and shall not constitute a violation of this Agreement provided such activities do not materially interfere with the services required to be rendered hereunder and are not related to the production of or the integration of carbon nanotubes or carbon nanotube substitutes.

6.	QUALIFICATIONS

OMITTED

COMPENSATION – [REDACTED]

7.	OTHER EMPLOYMENT BENEFITS – [REDACTED]

8.	PROFESSIONAL FEES

The Company shall have exclusive authority to determine the fees, or a procedure for establishing the fees, to be charged by the Company. All sums paid to the Employee or the Company in the way of fees or otherwise for services of the Employee, shall, except as otherwise specifically agreed by the Company, be and remain the property of the Company and shall be included in the Company's name in such checking account or accounts as the Company may from time to time designate.

9.	CLIENTS AND CLIENT RECORDS

The Company shall have the authority to determine who will be accepted as clients of the Company, and the Employee recognizes that such clients accepted are clients of the Company and not the Employee. The Company shall have the authority to designate, or to establish a procedure for designating which professional Employee of the Company will handle each such client. All client records and files of any type concerning clients of the Company shall belong to and remain the property of the Company, notwithstanding the subsequent termination of this Agreement.

10.	POLICIES AND PROCEDURES

The Company shall have the authority to establish from time to time the policies and procedures to be followed by the Employee in performing services for the Company. Employee shall abide by the provisions of any contract entered into by the Company under which the Employee provides services. Employee shall comply with the terms and conditions of any and all contracts entered by the Company.

11.	TERMINATION OF EMPLOYMENT

12.1  For Cause
Notwithstanding anything herein to the contrary, the Company may terminate Employee’s employment hereunder for cause for any one of the following reasons: 1) conviction of a felony, any act involving moral turpitude, or a misdemeanor where imprisonment is imposed, 2) commission of any act of theft, fraud, dishonesty, or falsification of any employment or Company records, 3) improper disclosure of the Company’s confidential or proprietary information, 4) any action by the Employee which has a detrimental effect on the Company’s reputation or business, 5) Employee ‘s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability, 6) any breach of this Agreement, which breach is not cured within Sixty days following written notice of such breach, 7) a course of conduct amounting to gross incompetence, 8) chronic and unexcused absenteeism, 9) unlawful appropriation of a corporate opportunity, or 10) misconduct in connection with the performance of any of Employee’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject. Upon termination of Employee ‘s employment with the Company for cause, the Company shall be under no further obligation to Employee, except to pay all accrued but unpaid base salary and accrued vacation to the date of termination thereof.

12.2  Without Cause
The Company may terminate Employee ‘s employment hereunder at any time without cause, provided, however, that Employee shall be entitled to severance pay in the amount of 2 weeks of Base Salary in addition to accrued but unpaid Base Salary and accrued vacation, less deductions required by law, but if, and only if, Employee executes a valid and comprehensive release of any and all claims that the Employee may have against the Company in a form provided by the Company and Employee executes such form within 30 days of tender.

12.3  Resignation
Upon termination of employment, Employee shall be deemed to have resigned from the Company.

12.4  Cooperation
After notice of termination, Employee shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Employee’s responsibilities and to ensure that the Company is aware of all matters being handled by Employee.

12.5  Compensation After Notice of Termination
After notice of termination has been given by either Company or Employee, as provided in this Article, Employee shall be entitled to receive the compensation provided for in this Agreement until the notice period has expired. It is understood that after the written notice is given by either Company or Employee, Employee shall continue to devote substantially all of the Employee's time to the Employee's normal services for the Company during the notice period, with sufficient time allowed, in the sole discretion of the Company, for Employee to seek new employment.

12.	DISABILITY OF EMPLOYEE

The Company may terminate this Agreement without liability if Employee shall be permanently prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than 120 consecutive days. Upon such termination, Employee shall be entitled to all accrued but unpaid Base Salary and vacation.

13.1  Definitions
For purposes of this Agreement, whenever used in this Article 14:

"Total disability" shall mean that the Employee is unable, mentally or physically, whether it be due to sickness, accident, age or other infirmity, to engage in any aspect of the Employee's normal duties as set forth in this Agreement.

"Partial disability" shall mean that the Employee is able to perform, to some extent, on behalf of the Company, the particular services in which the Company specializes, and which the Employee previously performed for the Company, but that the Employee is unable, mentally or physically, to devote the same amount of time to such services as was devoted prior to the occurrence of such sickness or accident.

"Normal monthly salary" shall mean the salary which the Employee is being paid by the Company per month as of the commencement date of the period of disability, as specified hereinabove or as determined by the Board of Directors pursuant to the terms hereof.

13.2  Total Disability
During a single period of total disability of the Employee, the Employee shall be entitled to receive from the Company, the Employee's normal monthly salary for the shorter of first three (3) months of disability or until any disability insurance policy available through the Employee’s employment begins to pay benefits. If the single period of disability should continue beyond three (3) months, the Employee shall receive only such amount as the Employee shall be entitled to receive under disability insurance coverage on the Employee, if any.

13.3  Partial Disability
During a period of partial disability of the Employee, the Employee shall receive an amount of compensation computed as follows:

That portion of the Employee's normal monthly basic compensation which bears the same ratio to the Employee's normal monthly basic compensation as the amount of time which the Employee is able to devote to the usual performance of services on behalf of the Company during such period bears to the total time the Employee devoted to performing such services prior to the commencement date of the single period of disability, and

Such amount shall be calculated by multiplying the Employee’s basic compensation by a fraction, the numerator of which shall be the percentage of normal services that the Employee is able to perform and the denominator which shall be the total services that the Employee is able to perform absent the partial disability.

13.4  Combination of Total and Partial Disability
If a single period of disability of the Employee consists of a combination of total disability and partial disability, the maximum total disability compensation to which the Employee shall be entitled from the Company under this disability provision shall not exceed an amount equal to one (1) times the Employee's normal monthly basic compensation.

13.5  Broken Periods of Disability
A period of disability may be continuous or broken. If broken into partial periods of disability which are separated by intervening periods of work, there shall be aggregated together all of such successive partial periods of disability except any period prior to the time when any single period of work extends for six months or longer; and such aggregated periods of disability shall be treated as a single period in determining the amount of disability compensation to which an Employee shall be entitled under any provision of this Section.

13.6  Termination Due to Disability
If and when the period of total or partial disability of the Employee totals 12 months, the Employee's employment with the Company shall automatically terminate. Notwithstanding the foregoing, if the disabled Employee and the Company agree, the disabled Employee may thereafter be employed by the Company upon such terms as may be mutually agreeable.

13.7  Commencement Date of Disability
The commencement date of a period of disability, whether it be a continuous period or the aggregate of successive partial periods, shall be the first day on which the Employee is disabled.

13.8  Dispute Regarding Existence of Disability
Any dispute regarding the existence, extent or continuance of the disability shall be resolved by the determination of a majority of three (3) competent physicians, one (1) of whom shall be selected by the Company, one (1) of whom shall be selected by the Employee and the third (3rd) of whom shall be selected by the other two (2) physicians so selected.

13.9  Death of Employee
In the event the Employee shall die during the term hereof, the Company shall pay to the Employee's surviving spouse, or if the Employee shall leave no surviving spouse, then to the Employee's estate, 6 weeks of Base Salary in addition to accrued but unpaid Base Salary and accrued vacation, less deductions required by law.

13.	CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENTS

Employee recognizes and acknowledges that all records with respect to clients, business associates, customer or referral lists, contracting parties and referral sources of the Company, and all personal, financial and business and proprietary information of the Company, its Executives, officers, directors and shareholders obtained by the Employee during the term of this Agreement and not generally known in the public (the "Confidential Information") are valuable, special and unique and proprietary assets of the Company's business. The Employee hereby agrees that during the term of this Agreement and 2 years following the termination of this Agreement, whether the termination shall be voluntary or involuntary, or with or without cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Employee will not at any time, directly or indirectly, disclose any Confidential Information, in full or in part, in written or other form, to any person, firm, Company, association or other entity, or utilize the same for any reason or purpose whatsoever other than for the benefit of and pursuant to authorization granted by the Company. "Confidential Information" shall also include any information (including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In the case of Company's business, Company's Trade Secrets include (without limitation) information regarding names and addresses of any customers, sales personnel, account invoices, training and educational manuals, administrative manuals, prospective customer leads, in whatever form, whether or not computer or electronically accessible "on-line."

14.	EXCLUSIVE EMPLOYMENT

During employment with the Company, Employee will not do anything to compete with the Company’s present or contemplated business. Employee will not enter into any agreement which conflicts with his duties or obligations to the Company. Employee will not during his employment or within 12 months after it ends, without the Company’s express written consent, directly or indirectly, solicit or encourage any Employee, agent, independent contractor, supplier, customer, consultant or any other person or company to terminate or alter a relationship with the Company.

Furthermore, The Employee covenants and agrees that, except as specifically approved by a resolution of the Board of Directors of the Employer, she shall devote all of her working time and give her best endeavors, energies and skills to the discharge of her duties pursuant to this Employment Agreement, and she shall not, as long as she is in the employ of the Employer, perform services for any business, or engage in any other business activity, including but not limited to, as an employee, agent, partner, associate, joint venturer, consultant, independent contractor or investor.  Notwithstanding the foregoing provision of this Article 15 of this Employment Agreement the Employee may engage in the following if such engagement does not interfere with the performance of her duties pursuant to this Employment Agreement: (i) make and supervise passive investments in businesses which do not in any manner compete with the Employer and which investments are equal to no more than a one (1%) percent interest in any such business, (ii) own shares of any publicly held corporation which does not in any manner compete with the Employer and which shares are equal to no more than five (5%) percent of the issued and outstanding shares of such corporation, or (iii) own shares of any publicly-held corporations which in any manner competes with the Employer, which shares (a) are equal to no more than three (3%) percent of the issued and outstanding shares of such corporation, and (b) have a value equal to no more than five (5%) percent of the Employee’s net worth.

15.	GRANT OF COMMON STOCK.

IN ADDITION TO THE COMPENSATION SET FORTH IN ARTICLE 7 OF THIS EMPLOYMENT AGREEMENT, THE EMPLOYEE SHALL BE ISSUED FIVE HUNDRED THOUSAND (500,000) SHARES OF COMMON STOCK IN THE PUBLIC COMPANY WITH WHICH THE EMPLOYER INTENDS TO EFFECT A REVERSE ACQUISITION (THE “SHARES”).  THE SHARES SHALL BE ISSUED IN THE NAME OF EMPLOYEE ON THE FIRST DAY AFTER THE REVERSE ACQUISITION BECOMES EFFECTIVE.  IF, ONE YEAR AFTER THE DATE THE SHARES ARE ISSUED TO EMPLOYEE (I) EMPLOYEE IS THEN CURRENTLY EMPLOYED BY EMPLOYER AND (II) EMPLOYEE HAS NOT BREACHED ANY OF THE EMPLOYEE COVENANTS PURSUANT TO ARTICLE 15 AND ARTICLE 12.1 OF THIS EMPLOYMENT AGREEMENT, THEN EMPLOYEE SHALL BE ENTITLED TO RETAIN THE SHARES. HOWEVER, IF EITHER (I) EMPLOYEE IS NO LONGER EMPLOYED BY EMPLOYER FOR ANY REASON WHATSOEVER OR (II) EMPLOYEE HAS BREACHED ANY EMPLOYEE COVENANT PURSUANT TO ARTICLE 15 OR ARTICLE 12.1 OF THIS EMPLOYMENT AGREEMENT, THEN THE SHARES SHALL BE CANCELLED.  IF THE SHARES ARE CANCELLED PURSUANT TO THIS ARTICLE 16 OF THIS EMPLOYMENT AGREEMENT, EMPLOYEE SHALL RECEIVE NO COMPENSATION FOR THE VALUE OF THE CANCELLED SHARES.  THE CERTIFICATE EVIDENCING THE SHARES ISSUED TO THE EMPLOYEE WILL BEAR A LEGEND EVIDENCING THE RESTRICTIONS SET FORTH IN THIS ARTICLE 16 OF THIS EMPLOYMENT AGREEMENT.

16.   HIRING

The Employee agrees that during the Employee's employment with the Company and for a period of twelve months following the termination of this Agreement, whether the termination shall be voluntary or involuntary, or with or without cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Employee will not attempt to hire any other Executive or independent contractor of the Company or otherwise encourage or attempt to encourage any other Executive or independent contractor of the Company to leave the Company's employ with out first gaining consent.

17.	CHANGE OF CONTROL

The term "Change of Control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 ("1934 Act) as in effect on the date of this Agreement or, if Item 5(f) is no longer in effect, any regulations issued by the Securities and Exchange Commission ("SEC") pursuant to the 1934 Act which serve similar purposes; provided that, without limitation, such change in control shall be deemed to have occurred if and when (a) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes a beneficial owner, directly or indirectly, of securities of the company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities or (b) individuals who were members of the Board of Directors of the Company immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board of Directors following such election.

18.	NO INCONSISTENT OBLIGATIONS

Employee is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. Employee will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Employee represents and warrants that he or she has returned all property and confidential information belonging to all prior employers.

19.	ATTORNEYS’ FEES

The parties hereto agree that, in the event of breach or threatened breach of any covenants of Employee, the damage or imminent damage to the value and the goodwill of the Company’s business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company shall be entitled to injunctive relief against Employee in the event of any breach or threatened breach of any of such provisions by Employee, in addition to any other relief (including damages) available to the Company under this Agreement or under law. The prevailing party in any action instituted pursuant to this Agreement shall be entitled to recover from the other party its reasonable attorneys’ fees and other expenses incurred in such action.

In the event that either party is required to engage the services of legal counsel to enforce the terms and conditions of this Agreement against the other party, regardless of whether such action results in litigation, the prevailing party shall be entitled to reasonable attorneys' fees, costs of legal assistants, and other costs from the other party, which shall include any fees or costs incurred at trial or in any appellate proceeding, and expenses and other costs, including any accounting expenses incurred.

20.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles.

21.	AMENDMENT

This Agreement may be amended only by a writing signed by the Employee and by a duly authorized representative of the Company.

22.	SEVERABILITY

If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

23.	CONSTRUCTION

The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Employee.

24.	RIGHTS CUMULATIVE

The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

25.	NONWAIVER

No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Employee) or other person duly authorized by the Company.

26.	NOTICES

Any and all notices or other communication provided for herein, shall be given by registered or certified mail, return receipt requested, in case of the Company to its principal office, and in the case of the Employee to the Employee's residence address set forth on the first page of this Agreement or to such other address as may be designated by the Employee.

27.	ASSISTANCE IN LITIGATION

Employee shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

Arbitration

Any controversy, claim or dispute arising out of or relating to this Agreement or the employment relationship, either during the existence of the employment relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, shall be settled by arbitration in AUSTIN, TX. Such arbitration shall be conducted in accordance with the then prevailing commercial arbitration rules of the ASSOCIATION (but the arbitration shall be in front of an arbitrator, with the following exceptions if in conflict: (a) one arbitrator shall be chosen by the Employee; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator(s), together with other expenses of the arbitration incurred or approved by the arbitrator(s); and (c) arbitration may proceed in the absence of any party if written notice of the proceedings has been given to such party. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided however, that nothing in this subsection shall be construed as precluding the Company from bringing an action for injunctive relief or other equitable relief or relief under the Confidential Information and Invention Assignment Agreement. The arbitrator shall not have the right to award punitive damages, consequential damages, lost profits or speculative damages to either party. The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than the arbitrator), and the determination thereof, unless otherwise required by law or necessary for the business of the Company. The arbitrator(s) shall be required to follow applicable law.

IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

28.	SOLICITATION

The Employee further agrees that during the term of this Agreement and following the termination of this Agreement, whether the termination shall be voluntary or involuntary, or with or without cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Employee will not, in any manner or at any time, solicit or encourage any person, firm, Company or other business entity who are clients, business associates or referral sources of the Company to cease doing business with the Company or to do business with the Employee.

29.	COVENANTS INDEPENDENT

Each restrictive covenant on the part of the Employee set forth in this Agreement shall be construed as a covenant independent of any other covenant or provisions of this Agreement or any other agreement which the Company and the Employee may have, fully performed and not executory, and the existence of any claim or cause of action by the Employee against the Company whether predicated upon another covenant or provision of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any other covenant.

30.	INJUNCTIVE AND EQUITABLE RELIEF

Employee and Company recognize and expressly agree that the extent of damages to Company in the event of a breach by Employee of any restrictive covenant set forth herein would be impossible to ascertain, that the irreparable harm arising out of any breach shall be irrefutably presumed, and that the remedy at law for any breach will be inadequate to compensate the Company. Consequently, the Employee agrees that in the event of a breach of any such covenant, in addition to any other relief to which Company may be entitled, Company shall be entitled to enforce the covenant by injunctive or other equitable relief ordered by a court of competent jurisdiction.

31.	INDEMNIFICATION

The Employee hereby agrees to indemnify and hold the Company and its officers, directors, shareholders and Executives harmless from and against any loss, claim, damage or expense, and/or all costs of prosecution or defense of their rights hereunder, whether in judicial proceedings, including appellate proceedings, or whether out of court, including without limiting the generality of the foregoing, attorneys' fees, and all costs and expenses of litigation, arising from or growing out of the Employee's breach or threatened breach of any covenant contained herein.

32.	ACKNOWLEDGMENT

The Employee acknowledges that when this Agreement is concluded, the Employee will be able to earn a living without violating the foregoing restrictions and that the Employee's recognition and representation of this fact is a material inducement to the execution of this Agreement and to Employee's continued relationship with the Company.

33.	SURVIVAL OF COVENANTS

All restrictive covenants contained in this Agreement shall survive the termination of this Agreement.

34.	LIMITATIONS ON AUTHORITY

Without the express written consent from the Company, the Employee shall have no apparent or implied authority to: (i) Pledge the credit of the Company or any of its other Executives; (ii) Bind the Company under any contract, agreement, note, mortgage or otherwise; (iii) Release or discharge any debt due the Company unless the Company has received the full amount thereof; or (iv) sell, mortgage, transfer or otherwise dispose of any assets of the Company.

35.	REPRESENTATION AND WARRANTY OF EMPLOYEE

The Employee acknowledges and understands that the Company has extended employment opportunities to Employee based upon Employee's representation and warranty that Employee is in good health and able to perform the work contemplated by this Agreement for the term hereof.

36.	INVALID PROVISION; SEVERABILITY

The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

37.	MODIFICATION

No change or modification of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

38.	ENTIRE AGREEMENT

This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification, or discharge is sought.

39.	DISPUTES

Any controversy, claim or dispute arising out of or relating to this Agreement or the employment relationship, either during the existence of the employment relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, shall be litigated solely in state or federal court in Austin, TX. Each party (1) submits to the jurisdiction of such court, (2) waives the defense of an inconvenient forum, (3) agrees that valid consent to service may be made by mailing or delivery of such service to the Secretary of State (the “Agent”) or to the party at the party’s last known address, if personal service delivery can not be easily effected, and (4) authorizes and directs the Agent to accept such service in the event that personal service delivery can not easily be effected.

EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

IN WITNESS HEREOF, each party to this Agreement has caused it to be executed on the date indicated below.

EMPLOYEE	COMPANY

Authorized Signature	Authorized Signature

/s/ Jeannette Benavides	/s/ Ramon Perales
Jeannette Benavides	On behalf of Nanotailor

APPENDIX I

Amendments to Jeannette Benavides Employee Agreement

❖	[Redacted}

Employee	Nanotailor, Inc

/s/ Jeannette Benavidea	/s/ Ramon Perales
__________________________	_____________________________
Signature	Signature

Jeannette Benavides	Ramon Perales
__________________________	______________________________
Name	Name

2/19/08	2/19/08
__________________________	______________________________
Date	Date